                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant       [   ]
Filed by a Party other than the Registrant   [ X ]

Check the appropriate box:
[X ]  Preliminary Proxy Statement       [   ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2)
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             The Encore Group, Inc.
       --------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

       --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A.
[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1)  Title of each class of securities to which transaction applies:

       -----------------------------------------------------------------------
   2)  Aggregate number of securities to which transaction applies:

       -----------------------------------------------------------------------
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -----------------------------------------------------------------------
   4)  Proposed maximum aggregate value of transaction:

       -----------------------------------------------------------------------
   5)  Total fee paid:

       -----------------------------------------------------------------------
[X  ]  Fee paid previously with preliminary materials
[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:

       -----------------------------------------------
   2)  Form, Schedule or Registration No.:

       -----------------------------------------------
   3)  Filing Party:

       -----------------------------------------------
   4)  Date Filed:

       -----------------------------------------------

                             THE ENCORE GROUP, INC.
                        4800 SW Macadam Avenue, Suite 100
                               Portland, OR 97201

                    ------------------------------------------


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ___________________,1996

                    ------------------------------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of The Encore Group, Inc. (the "Company") will be held at 2:00 p.m. on _______, 1996 at ________________________________ for the following purposes, each of which is more fully described in the accompanying proxy statement:

     1. To elect Directors of the Company for the ensuing year and until the next annual meeting of shareholders or until their successors are duly elected and qualified;

     2. To consider and vote on a proposed amendment to the Company's Restated Articles of Incorporation to effect a 1-for-500 reverse split of the Common Stock and to reduce the number of authorized shares of Common Stock from 10,000,000 to 50,000 and the number of shares of Preferred Stock from 500,000 to 5,000. Under Oregon law (ORS 60.551 - 60.594, a copy of which is attached to this Notice), certain shareholders may be entitled to assert dissenters' rights in connection with the proposed amendment;

THE PROPOSED AMENDMENT PROVIDES FOR CASH PAYMENTS TO CERTAIN SHAREHOLDERS WHO TENDER THEIR CERTIFICATES WITHIN 90 DAYS FOLLOWING THE EFFECTIVE DATE OF THE AMENDMENT. FAILURE TO TENDER CERTIFICATES WITHIN THE 90-DAY PERIOD IN ACCORDANCE WITH THE TERMS OF THE AMENDMENT MAY RESULT IN THE LOSS OF RIGHTS TO SUCH CASH PAYMENT.

     3. To consider and act upon such other matters as may properly come before the Meeting and any adjournments thereof.

     Only holders of Common Stock of record at the close of business on _________, 1996 (the "Record Date") will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

     You are cordially invited to attend the Meeting. If you are unable to attend and wish your stock to be voted, it is important to complete, sign, date and promptly return the accompanying Proxy in the enclosed return envelope. You may revoke a proxy by submitting, at or prior to the Meeting, a proxy with a later date, or other written instrument formally revoking the proxy, or by notice at the Meeting.

     Shareholders planning to attend the Meeting in person are encouraged to arrive shortly after 1:30 p.m. to allow sufficient time for registration and admittance prior to the Meeting which will begin promptly at 2:00 p.m.

                                   By Order of the Board of Directors

                                   Teri E. Engel, Secretary


     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY TO ENSURE THAT YOUR VOTE IS COUNTED.

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS
                                       of
                             THE ENCORE GROUP, INC.
                        1800 SW Macadam Avenue, Suite 100
                               Portland, OR 97201


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Encore Group, Inc. (the "Company"), an Oregon corporation, for use at the Special Meeting of Shareholders (the "Meeting") to be held at 2:00 p.m. on _____________, 1996, at_____________
___________, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The approximate date of mailing of this Proxy Statement is ____________,1996.

     Only holders of shares of the Company's Common Stock as shown on the Company's records as of the close of business on ________, 1996 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting. A quorum for the purpose of transacting business requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares. As of the Record Date, there were 6,112,848 shares of common stock outstanding, of which 6,052,848 shares are entitled to vote at the Meeting.

     The Board of Directors is soliciting proxies for use at the Meeting.
If a proxy in the enclosed form is executed and returned, the shares represented will be voted according to your instructions at the Meeting.
If no instructions are given, the proxy will be voted FOR the election of the nominees for Directors, FOR the adoption of the amendment to the Restated Articles of Incorporation to effect the reverse stock split and reduce the authorized capital, and in the proxy holder's discretion on any other matters that may properly come before the shareholders at the Meeting.

     Any proxy may be revoked at any time prior to its exercise by presentation of a proxy bearing a later date, by filing a written instrument of revocation (personally or by mail) with the Secretary of the Company prior to the meeting, or by oral request if the shareholder is present at the Meeting. Attendance at the Meeting will not, of itself, revoke a proxy previously submitted.

     Mr. Wright and Mr. Kupel, the named proxies, are Directors of the Company. If a shareholder wishes to designate a person or persons other than the officers named on the proxy to vote the shareholder's shares, the shareholder may do so by striking out the names appearing on the enclosed proxy and inserting the name of another person or persons. The properly signed proxy in such instances must be presented at the Meeting by the person or persons designated by the shareholder in order for the shares to be voted.

     Solicitation of proxies will be primarily by mail. Directors, officers and employees of the Company, without compensation, may also solicit proxies by telephone, telex, mail, and in person. The expense of such solicitation, including the cost of preparing and mailing this Proxy Statement and enclosures, will be paid by the Company. Such cost will include reimbursement to brokerage firms and others for their reasonable expenses in forwarding material to beneficial owners of stock.

                              ELECTION OF DIRECTORS
                              ---------------------

     The Company's Restated Articles of Incorporation provide for a Board of Directors consisting of not less than three nor more than seven persons, with the exact number within this range to be determined from time to time by the Board of Directors. The current number of Directors is set at five.

     The Board of Directors is proposing a slate of five nominees for election at the Meeting, each to hold office until the 1996 Annual Meeting of Shareholders and until their successors are duly elected and qualified. If any of the nominees are unavailable for election, votes may be cast, pursuant to the authority granted by the enclosed proxy, for such other persons as may be designated by the Board of Directors. The Board is not aware of any reason why the nominees would be unavailable for election.

     The table below sets forth the names of, and certain information with respect to, the persons nominated by the Board of Directors for election as
Directors:



                                             Director       Principal Occupation
Name and Position with Company     Age         Since        for past five years
------------------------------     ---       ---------   ---------------------------
Bruce L. Engel, President, Chief    54         1988       President and Chief Executive
   Executive Officer and Chairman                           Officer of WTD Industries
   of the Board (1)

Teri E. Engel, Director and         45         1989       Officer and Director,
   Secretary (1)                                           WTD Industries until 1994.

Robert G. Fligg, Director (2)       46         1988       Chief Financial Officer,
                                                            Dee Forest Products, Inc.

Fred J. Kupel, Director             66         1995       Management Consultant

Kenneth L. Wright, Director         46         1995       Director and Officer of
   and Executive Vice President                              the Company


------------------
     (1)  Bruce L. Engel and Teri E. Engel are husband and wife.
     (2)  Mr. Fligg's spouse is a niece of Bruce L. Engel.





     The Board of Directors recommends that the Board, as presently constituted, remain the same. All of the nominees are current members of the Board of Directors whose terms of office will expire at the Meeting, and who have each consented to serve as a Director if re-elected.

                                   MANAGEMENT

     BRUCE L. ENGEL, 54, is President and Chief Executive Officer of the Company and Chairman of the Board of Directors. He also has served more than five years as President and Chief Executive Officer of WTD Industries, Inc., Portland, Oregon, a manufacturer of lumber whose common stock is traded on the NASDAQ National Market System. Mr. Engel is also a Director of WTD. On January 30, 1991, WTD Industries filed a voluntary petition in the United States Bankruptcy court seeking to reorganize under Chapter 11 of the Federal Bankruptcy Code. On November 23, 1992, a plan of reorganization was confirmed. Mr. Engel is the husband of Teri Engel, who is a Director and the Company's secretary.

     TERI E. ENGEL, 45, has been a Director and Secretary of the Company since 1989. She also served as an officer and a Director of WTD Industries, Inc. from 1989 to 1994. From September 1993 to March 1995 Ms. Engel was owner and general manager of the Eastmoreland Racquet Club, Portland, Oregon. Subsequently Ms. Engel has been an owner/operator of Independent Basball, Inc. Ms. Engel is the wife of Bruce L. Engel who is a Director and the Company's President and Chief Executive Officer. On January 30, 1991, WTD Industries filed a voluntary petition in the United States Bankruptcy court seeking to reorganize under Chapter 11 of the Federal Bankruptcy Code. On November 23, 1992, a plan of reorganization was confirmed.

     ROBERT G. FLIGG, 46, has been employed since March of 1991 as Chief Financial Officer of Dee Forest Products, Inc., a Hood River, Oregon manufacturer of hardboard. Prior to that time, he served as Vice President and Treasurer of the Company until his resignation on March 22, 1991,

     FRED J. KUPEL, 66, has been an independent management consultant for over five years. Prior to 1989 he served as Chief Financial Officer and Corporate Development Officer for various public and private corporations. He has served the Company as a consultant since 1993.

     KENNETH L. WRIGHT, 46, has served as the Company's Executive Vice President since March, 1991. Prior to that date he was an independent management consultant. From 1982 to 1987, he served as Chief Operating Officer for Industrial Leasing Corporation, Portland, Oregon, a lessor of industrial equipment.

     PHILLIP MCREYNOLDS, 48, has served since 1985 as Vice President and General Manager of VDO-Pak, Inc., the Company's only operating subsidiary.

EXECUTIVE COMPENSATION

     The following table sets forth all remuneration paid during 1994 to the Company's Chief Executive Officer. Directors received no compensation for their services during 1994.

                           SUMMARY COMPENSATION TABLE

                                                               Long-Term Compensation
                                                               ----------------------
                                Annual Compensation                 Awards           Payout
                                -------------------                 ------           -------
Name and Principal                          Other Annual   Restricted       Option    LTIP     All Other
Position              Year  Salary   Bonus  Compensation      Stock          /SAR    Payout   Compensation
------------------    ----  ------   -----  ------------   -----------      ------   ------   ------------
Bruce R. Engels,      1994   $   0    N/A       N/A            N/A           N/A       N/A        N/A
Chairman and          1993   $   0    N/A       N/A            N/A           N/A       N/A        N/A
Chief Executive       1992   $   0    N/A       N/A            N/A           N/A       N/A        N/A
Officer


--------------------
     No executive officer received cash compensation in 1994 in excess of $100,000.

     The Company has a cash bonus plan for officers and other key employees and for managers and employees of its subsidiaries. Under the terms of the plan, the President is eligible receive a quarterly bonus of 5% of pre-tax profits earned by the Company and/or each of its subsidiaries; other officers and key employees share ratably on the basis of their base pay in a quarterly bonus of 15% of consolidated pre-tax profits of the Company. Payments under this plan made to officers or other key employees of the Company totalled $24,000 in 1994. Cash bonuses to subsidiary managers and employees is based on a percentage of subsidiary pre-tax profits and is distributed ratably each month. Payments under this plan made to subsidiary managers and employees totaled $33,000 in 1994.

SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned on the record date by (i) persons known to the Company to own more than five percent (5%) of the Company's Common Stock, (ii) each of the Directors and nominees, and (iii) all Directors and officers as a group. Except as otherwise indicated by footnote, the owner has sole voting and investment power with respect to such shares.



                                                                              Pro Forma
                                           Percent of   Pro Forma Number      Percent of
                   Amount and Nature of      Shares          of Shares        Shares
Beneficial Owner  Beneficial Ownership(1)  Outstanding  After Proposed Split  Outstanding
----------------  ----------------------   -----------  --------------------  -----------
Bruce L. Engel         2,139,938(2)           35.00%           4,280             35.00%
Teri E. Engel          2,139,938(2)           35.00            4,280             35.00
Robert G. Fligg            1,000               0.02                2              0.02
Fred J. Kupel             20,000               0.33               40              0.33
Kenneth L. Wright        280,655(3)            4.59              562              4.59

All Directors and
officers as a group
(5 persons)            2,441,593              39.94            4,884             39.94



---------------------

1. Beneficial Ownership includes sole voting and investment power as to the shares unless otherwise indicated.
2. Includes shares held individually by Mr. Engel and shares held jointly with spouse. Includes 60,000 shares which are not entitled to be voted at the Meeting.
3.   Includes shares held jointly with spouse.


OTHER INFORMATION AS TO DIRECTORS AND OFFICERS

     Officers are elected annually by the Board of Directors and serve at the pleasure of the Board until their successors have been elected. During 1994 there was one meeting of the Board of Directors. All members were present at the meeting. The Board of Directors does not presently have standing audit, nominating and compensation committees or separate committees performing similar functions; the full Board performs these functions.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     The Articles of Incorporation of the Company provide, among other things, for the elimination of liability of Directors for monetary damages arising out of the Director's breach of his or her fiduciary duty of care, except to the extent that Oregon law does not permit exemption from such liabilities.

     A Director remains potentially liable for monetary damages for (a) any breach of the Director's duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) an improper distribution under Oregon law, or (d) any transaction from which the Director derived an improper personal benefit.

     The Articles of Incorporation of the Company also provide that the corporation will indemnify such Directors or officers if the Director or officer has been successful on the merits, or otherwise, in the defense of any action, suit or proceeding to which he or she is a party by reason of the fact that he or she was a Director or officer of the Company.

            AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
            -----------------------------------------------

BACKGROUND

     The Board of Directors, at its meeting on __________, 1996, adopted a resolution to amend Article V of the Company's Restated Articles of Incorporation (the "Articles") to effect a 1-for-500 reverse split of the Company's common stock (the "Reverse Split"), subject to approval by the shareholders (the "Amendment"). The Amendment would also reduce the Company's authorized shares of common stock from 10,000,000 to 50,000, and the authorized shares of preferred stock from 500,000 to 5,000. A copy of the proposed Amendment is attached as EXHIBIT A to this Proxy Statement. The shareholders are being asked to approve Amendment to effect the Reverse Split, as more fully described below.

     The Articles currently authorize 10 million (10,000,000) shares of common stock, of which 6,112,848 shares are issued and outstanding. The Company currently has approximately 3,607 shareholders. Based upon recent market prices of the stock of approximately $0.05 per share, the entire market value of the Company is just over $300,000. The Company's market value is a reflection of the Company's history of losses as shown in the following table:

(Dollars in thousands, except for share prices.)

                              Income/   Shareholders      Stock Prices
Year           Revenues       (Loss)    Equity              Hi    Low
----           --------       -------   ------------        --    ----
1980           4,982         3,562         25,662         13.50    7.13
1981           3,815         2,423         27,133         16.75    7.00
1982           3,459           120         26,155          7.25    4.00
1983           3,367       (26,188)         1,195          5.88    3.13
1984             569         6,724          7,919          3.75    0.75
1985             693        (3,068)         4,851          1.19    0.50
1986             588        (1,060)         3,791          1.13    0.56
1987               0          (571)         3,079          1.06    0.63
1988               0        (2,383)           825          1.44    0.50
1989           3,625           (34)         1,599          1.97    0.38
1990           5,767        (1,317)           282          1.31    0.13
1991           4,213          (642)          (432)         0.12    0.03
1992           3,590           134           (298)         0.03    0.03
1993           2,919          (193)          (491)         0.03    0.03
1994           3,113            55           (467)         0.06    0.03

Nine Months Ended 9/30/95:
               1,335          (196)          (663)         0.10    0.03



     Due to the high cost of materials, preparation, postage, and meeting facilities relative to the Company's total market capitalization, the Company has not held an Annual Meeting of shareholders since July 16, 1990. The requisite Securities and Exchange Commission reports have been filed. However, these reports have not been sent to shareholders. The Board of Directors has determined that it is in the best interests of the Company and its shareholders to reduce the costs involved in shareholder communications by reducing the number of shareholders commensurate with the size of the Company's operations.

     The adoption of this proposal is expected to permit the avoidance of $15 per year in shareholder communication costs while still providing for the issuance of annual and quarterly reports to the shareholders. It is also the Company's intention to hold regular annual shareholders meetings following the adoption of this proposal.

     The Board of Directors designated the 1:500 ratio after considering a number of factors, including the Company's asset base, revenues and net income, the current market price of the stock, the number of shareholders holding small numbers of shares, and the overall cost of the transaction. Not counting small holdings that might be included in nominee accounts registered by brokers and others, there are 351,154 shares held in individual accounts ranging in size from one to 499 shares. The total market value of these holdings, at $0.10 per share, is $35,115. The number of shareholders owning these shares is 2,995. The Company does not anticipate that the reverse split will have the effect of causing the New Shares to be held by less than 300 shareholders of record or otherwise cause the Company to cease to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. This transaction would have the effect of reducing the number of shareholders of record from the current 3,676 to approximately 781. The Reverse Split is not one of a series of planned transactions that would have the effect of causing the Common Stock to be held of record by less than 300 persons.



     There has been very little trading activity in the Common Stock during 1994 and 1995. The range of bid and ask prices is $0.03 to $0.10. Accordingly, the Company retained Columbia Financial Advisors, Inc. ("CFAI"), an independent financial consultant, to conduct an evaluation of the fair value of the Company in view of its current financial condition and future prospects. Columbia Financial Advisors, Inc. has concluded that the fair market value of the Company is approximately $0.10 per share.

     CFAI is a Portland, Oregon based firm specializing in financial advisory services, especially the valuation of businesses and business interests, which conducts valuation studies of both publicly traded and privately held business enterprises for a variety of purposes. CFAI examined three approaches to arrive at a valuation, a market approach, an income approach, and a cost approach. They considered the value of the Company's net operating loss carryforward in reaching their opinion of the fair market value of the Company.


       In the MARKET APPROACH the stock value is estimated based upon an comparative analysis of the market prices of the stock of more actively traded public companies that are in the same industry. The industry category chosen by CFAI was SIC No. 3691, Storage Batteries. In making a comparison, CFAI reviewed some 16 companies. For various reasons relating to comparability, all but two of these companies were eliminated. The remaining companies were considered "guideline" companies. These guideline companies were Charter Power Systems, Inc. and TNR Technical, Inc.

     The following table compares the guideline companies with Encore for Earnings Before Interest and Taxes ("EBIT"), Average Revenues, and Last Twelve Months ("LTM") Earnings per Share.


                                 5-Year        5-Year        LTM
                                 Average      Average       Earnings
                                  EBIT        Revenues     Per share
                                 --------     --------     ---------
Charter Power Systems, Inc.       $11,512     $162,475      $1.50
TNR Technical, Inc.                   128        2,883       0.57
Encore                               (253)       3,333        -


     (Dollars in thousands except earnings per share)

     To possibly arrive at a market value for Encore stock, CFAI used the invested capital method. According to CFAI, "This method is often used when the subject company is highly leveraged and/or when the degree of leverage differs among the subject company and the guideline companies." Encore has a high degree of leverage and a high level of interest expense. The invested capital method yielded a value for Encore stock of $0.02 per share.

     Based upon the actual trading values for Encore, there has been market price range of $0.03 to $0.10 per share. The Company's stock has traded very infrequently in the past few years with a majority of the transactions involving Company insiders.

     The INCOME APPROACH says that the market value of the stock is determined by capitalizing the company's income. Encore was slightly profitable in 1994. CFAI concludes, "Given Encore's substantial business and financial risk and lack of expected growth potential, a capitalization rate of at least 10% is appropriate for Encore, which does not produce a positive indication of value from this approach." If encore's 1994 earnings were capitalized at a 25% rate there would be an estimated market value of $0.03 per share.

     In the COST APPROACH the estimated market value of the company's assets less the market value of the liabilities provides an estimate of the fair market value of the Company. This approach gives a negative result in the case of Encore.

     According to CFAI, "The market approach produced an indicated value for Encore of $0.06 to $0.10 per share based on the trading prices of Encore, and a value of $0.02 per share based on the market multiples of publicly traded guideline companies. The trading prices reflect the existence and potential value of the NOL (at least as it existed at the time of the trades), while the public compnay analysis may have only partially included the potential value of the NOL. The cost approach did not produce a positive equity value for the company, but did not consider the potential value of the NOL. The income approach produced an indicated value of $0.03 per share." The term "NOL" refers to the company's net operating loss carryforward.



     The Company's determination of the $0.10 per share price to be offered in lieu of fractional shares was determined by the Company's Board of directors based upon the opinion expressed by CFAI. A copy of CFAI's opinion is attached as EXHIBIT B.

THE REVERSE SPLIT

     Adoption of the proposed amendment would effect a 1-for-500 reverse split of the common stock whereby shareholders would receive one share of new common stock ("New Shares") for each 500 shares of existing stock ("Old Shares"). Cash would be paid at the rate of $0.10 per Old Share in lieu of issuing fractional New Shares to shareholders holding less than 500 Old Shares as of __________, 1996, the Record Date.

     Shareholders holding 500 Old Shares or more as of the Record Date would tender their shares to the Company for cancellation and receive one New Share for each 500 Old Shares held of record as of the Record Date, with any resulting fractional New Share being rounded up to the next whole share. Shareholders may combine or aggregate Old Shares, for a period of 90 days (which may be extended by the Board of Directors in its discretion) following the effective date of the Reverse Split such that the total is sufficient to be exchanged for whole New Shares (i.e. at least 500 Old Shares). After the Record Date, shareholders may not divide their share holdings so as to avail themselves of the cash offer. Where shares are held of record by a brokerage firm or other nominee, the true beneficial owners of such shares shall, for purposes of this transaction, be deemed to be the record owners.

     As of the effective date of the Reverse Split, all outstanding Old Shares will be canceled. To be entitled to cash payments under the proposed plan, certificates representing Old Shares held of record as of the Record Date by or in the name of any shareholder in amounts up to, but not exceeding, 499 shares, must be surrendered within 60 days (which may be extended by the Board of Directors in its discretion) following the effective date of the Reverse Split. As the cash payment is only available to holders of fewer than 500 Old Shares, only such holders need tender their certificates within the 60-day period following the effective date of the Reverse Split. Shareholders intending to exercise dissenter's rights, as described below, must follow the statutory procedures and observe the time limitations established by Oregon law. Holders of more than 500 shares are not entitled to cash payment for their shares under the proposed transaction, and are not required to surrender their certificates within the 60-day period following the effective date. Certificates representing Old Shares held by any two or more shareholders, each of which held their respective shares as of the Record Date in an amount up to, but not exceeding, 499 shares, which have been combined or aggregated so as to exceed 500 shares, must be tendered for cancellation and exchange for New Shares within 90 days following the effective date of the Reverse Split, which time may be extended by the Board of Directors in its discretion.
After 90 days following the effective date of the Reverse Split, subject to any extension by the Board of Directors, shareholders holding fewer than 500 shares as of the Record Date will no longer have any rights whatsoever as to those shares, including rights as to voting, dividends or assets of the Company upon liquidation, or any right of exchange under the terms of the Reverse Split.

     After 90 days following the effective date of the Reverse Split, only shareholders holding 500 or more shares as of the Record Date will be entitled to exchange such shares for the applicable number of New Shares, with any resulting fractional New Shares being rounded up to the nearest whole share. Until certificates representing such Old Shares are surrendered for exchange for certificates representing the applicable number of New Shares, no dividends which are declared and become payable with respect to such New Shares will be paid. Upon exchange, any dividends which were declared and became payable with respect to such New Shares will be paid to the holder, without interest.

     If the proposed Amendment is approved and adopted, shareholders holding up to 499 shares as of the Record Date would receive cash of $0.10 per Old Share, and shareholders holding 500 shares or more would receive one full New Share for each 500 Old Shares, rounded up to the nearest full New Share. The following examples illustrate the effect of the Reverse
Split:

     If you owned 398 Old Shares, you would receive $39.80 (398 x $0.10) in cash, if tendered for exchange within 60 days following the effective date of the Reverse Split.

     If you owned 12,500 Old Shares, you would receive 25 New Shares (12,500 DIVIDED BY 500).

     If you owned 7,216 Old Shares you would receive 15 New Shares (7,000 DIVIDED BY 500 = 14, plus 1 New Share for the remaining 216 shares which would otherwise be a fractional New Share if so issued).

ACCOUNTING TREATMENT OF THE REVERSE SPLIT

     The effective date of the Reverse Split is expected to be in the first quarter of 1996. A restatement of the Company's common stock and additional paid-in capital accounts will occur because the number of shares issued and outstanding will change as a result of the Reverse Split. The restatrement of capital accounts will have no effect on stockholders' equity.

     The restatement is necessary because the number of shares outstanding will change significantly. the stated par value is unchanged.

     The following table displays a proforma stockholders' equity section as if the Reverse Split had occurred on September 30, 1995, the date of the latestr quarterly document filed with the SEC. The proforma was calculated based upon the assumptions that 1) there are 6,112,848 shares of $1 stated value common shares outstanding before the Reverse Split, and 2) there are apparoximately 12,000 shares of $1 stated value common shares outstanding after the Reverse Split.

                                                           Estimated
                                  September 30, 1995       Proforma          September 30, 1995
                                  (Unaudited)              Adjustments       Adjusted
                                  ------------------       -----------       ------------------
Common stock                           6,113                (6,101)                   12
Additional paid-in capital            20,975                 6,101                27,076
Retained deficit                     (27,648)                                    (27,648)
Pension liability adjustment            (103)                                       (103)
                                  ------------------       -----------          ----------
                                        (663)                    0                  (663)
                                  ------------------       -----------          ----------
(dollars in thousands)

---------------------

DISSENTERS' RIGHTS

     Under Oregon law, any shareholder who dissents from the adoption of an amendment to the articles of incorporation which has the effect of reducing the shareholder's shares to a fraction of a share, which fraction is to be purchased for cash, is entitled to be paid the fair value of the shareholder's shares in cash ("Dissenter's Rights"). Accordingly, only those shareholders holding no more than 499 Old Shares of record as of the Record Date would be entitled to exercise Dissenters' Rights. Shareholders are urged to review the requirements for perfecting Dissenters' Rights as set forth in the statutes attached as EXHIBIT C, and to read the discussion below under "VOTING AT THE MEETING - Rights of Dissenting Shareholders." IF THE PROCEDURES ESTABLISHED BY OREGON LAW ARE NOT PRECISELY FOLLOWED, A SHAREHOLDER MAY LOSE THE RIGHT TO DISSENT.

     It should be noted that voting against the adoption of the amendment at the Special Shareholders' Meeting will not, of itself, entitle a shareholder to demand payment for his or her shares. Shareholders are urged to review the requirements for perfecting Dissenters' Rights as set forth in the statutes attached as EXHIBIT C, and to read the discussion below under "VOTING AT THE MEETING - Rights of Dissenting Shareholders.

     IT IS NOT NECESSARY FOR SHAREHOLDERS HOLDING UP TO 499 OLD SHARES TO DISSENT FROM THE PROPOSED AMENDMENT IN ORDER TO RECEIVE $0.10 PER OLD SHARE IN CASH. To receive the cash payment of $0.10 per Old Share, shareholders with up to 499 shares must simply follow the instructions on the notice which will be sent by the Company following adoption of the Amendment.

INTEREST OF CERTAIN OFFICERS AND DIRECTORS IN THE TRANSACTION

     Oregon law prohibits a corporation from making any cash distribution to its shareholders if the corporation's liabilities exceed its assets. As of September 30, 1995, the Company's total liabilities exceeded its total assets by $663,000. Accordingly, in order to provide for cash payments to shareholders holding fewer than 500 Old Shares as of the Record Date, the Company has entered into an agreement with Bruce Engel, President of the Company, pursuant to which Mr. Engel has agreed to purchase, for cash at $0.10 per Old Share, all Old Shares held in amounts less than 500 shares which are tendered to him during the 60 days following the effective date of the Reverse Split. A copy of that agreement is attached to this Proxy Statement as EXHIBIT D.

     The statutory prohibition on cash distributions when the Company's liabilities exceed its assets also applies to payments made to dissenting shareholders in accordance with the provisions of the Dissenters' Rights statutes. Therefore, to fulfill the Company's obligation to pay cash pursuant to statutory Dissenters' Rights, the agreement with Mr. Engel also provides that Mr. Engel will assume the Company's obligation to pay the fair value in cash for shares of shareholders who have properly perfected their rights to dissent. As noted above, cash payments for dissenting shares will be at the price determined by the Company to be the fair value of the shares. In view of the current market price of the shares, the Company's determination, or the fair value as determined by the statutory appraisal process may be less favorable than that of Columbia Financial Advisors, Inc. Moreover, Dissenters' Rights apply only to those shareholders holding up to 499 Old Shares as of the Record Date who are otherwise being offered $0.10 per Old Share in cash.

     Mr. Engel intends to combine or aggregate shares purchased pursuant to the agreement and tender such shares, together with shares which he currently owns or controls, to be exchanged for whole New Shares on the same terms as applicable to all other shareholders. Old Shares, the certificates of which have been surrendered by those shareholders properly asserting Dissenters' Rights, and which shares are to be purchased by Mr. Engel for their fair value, which value has not been determined by the 90th day following the effective date of the split, may be aggregated by Mr. Engel and submitted to the Company for exchange for the applicable number of New Shares, notwithstanding the expiration of the 90-day period for such aggregation and exchange. However, certificates representing such New Shares will not be issued, and voting and all other rights shall not attach to such New Shares, until the fair value of the dissenting shares has been paid in full to those dissenting shareholders in accordance with their rights under Oregon law.

     Mr. Engel currently owns or controls 2,139,938 shares, or 35.0% of the outstanding shares of common stock. Assuming that, pursuant to the agreement with the Company, Mr. Engel purchased all 349,690 shares held as of the Record Date in accounts smaller than 500 shares (which does not include additional small accounts which may be held by nominees such as broker/dealer firms), Mr. Engel would own or control 2,489,628 shares or 40.73% of the outstanding Old Shares. Upon tendering those shares to the Company for exchange pursuant to the Reverse Split, he would receive 4,980 New Shares.

INSTRUCTIONS FOR TENDERING SHARES FOR EXCHANGE OR PAYMENT

     Following approval of the proposed amendment by the shareholders, and the filing of the amendment with the Oregon Secretary of State, which filing date will be the effective date of the Reverse Split, the Company will provide each shareholder with instructions for tendering certificates representing Old Shares in exchange for certificates representing New Shares, or cash payment, as the case may be. To be entitled to receive cash payment for Old Shares held as of the Record Date by any shareholder in amounts less than 500 shares, certificates representing such shares must be tendered within 60 days (which may be extended by the Board of Directors) following the effective date of the Reverse Split. If such certificates are tendered within 90 days thereof (also subject to extension by the Board of Directors), the shares may be aggregated and tendered for exchange for New Shares. Holders of less than 500 Old Shares who do not tender them for cash payment and who seek to combine or aggregate shares cannot be assured of an odd-lot market to supply such shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has carefully considered the strategic alternatives for the Company with respect to its future viability as a going concern, and has determined that approval of the Reverse Split and the adoption of the proposed amendment are necessary to reduce administrative costs and further the Company's efforts to return to profitability. The Board therefore recommends a vote FOR approval of the proposed Reverse Split and the adoption of the amendment to the Restated Articles of Incorporation.

                             INDEPENDENT ACCOUNTANTS
                             -----------------------


     Moss Adams has audited the Company's annual financial statements for fiscal years 1994 and 1995, and has served as the Company's independent public accountant for the past ________________________ years.

     It is expected that the Board of Directors will select Moss Adams to continue to serve as the Company's independent public accountants for fiscal year 1996.

     There have been no changes in or disagreements with the Company's independent public accountants during the two fiscal years ended December 31, 1994, nor during the subsequent period. It is expected that representatives of the Company's independent public accountants for 1996 and 1995 will be present at the shareholders meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                  OTHER MATTERS
                                  -------------

     The Board of Directors of the Company knows of no other matter to be brought before the Meeting other than as set forth in the accompanying Notice of Special Meeting of Shareholders and in this Proxy Statement. If any other matters requiring a vote of the shareholders is presented, the persons named in the enclosed proxy, or their substitutes, will, to the extent permitted by law, vote the shares they represent in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS
                              ---------------------

     Any shareholder who wishes to submit a proposal for consideration at the Company's 1997 annual meeting of shareholders must be the beneficial owner of at least 1% or $1,000 in market value of common stock, and have held the stock for at least one year, and must submit the proposal by November 15, 1996. A shareholder submitting a proposal for consideration must provide the Company with his or her name, address and the number of shares held of record or beneficially, the dates upon which such shares were acquired and documentary evidence of such ownership. The shareholder, or a representative of the shareholder, must present the proposal for action at the meeting. At the shareholder's request, the Company will include with the proposal in the proxy statement mailed to shareholders in connection with the meeting, a statement of the shareholder in support of the proposal, which together with the proposal does not exceed 500 words. The Proxy Statement shall include the name, address and number of shares held of record or beneficially by the shareholder making the proposal. The Company may, under certain circumstances, omit from the proxy statement proposals and supporting statements.

                              VOTING AT THE MEETING
                              ---------------------

GENERAL

     Each copy of this Proxy Statement sent to the Company's shareholders is accompanied by a proxy solicited by the Board of Directors of the Company for use at the Special Meeting of Shareholders and any adjournments thereof. Only holders of record of Company common stock at the close of business on _________, 1996, are entitled to notice of, and to vote at, the Meeting. At the Meeting, the Company's shareholders will vote on the election of Directors; on a proposed 1-for-500 reverse split of the Company's common stock, and in connection therewith, the adoption of an amendment to the Company's Restated Articles of Incorporation; and on such other matters as may properly come before the Meeting.

     A proxy may be revoked prior to its exercise at the Meeting by presentation of a proxy bearing a later date, by filing an instrument of revocation (personally or by mail) with the Secretary of the Company prior to the meeting, or by oral request if the shareholder is present at the meeting. Attendance at the meeting will not, of itself, revoke a proxy.

     SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE
ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE COMPANY'S MEETING.

VOTE REQUIRED

     The authorized capital stock of the Company consists of ten million (10,000,000) shares of Common Stock and five hundred thousand (500,000) shares of Preferred Stock. As of ___________, 1996, the Record Date, there were 6,112,848 shares of Common Stock issued and outstanding, of which 6,052,848 shares are entitled to vote. As of the Record Date, there were no shares of Preferred Stock outstanding.

     A majority of the outstanding shares of Common Stock must be represented at the Meeting, in person or by proxy, to constitute a quorum for the transaction of business. The affirmative vote of the holders of a majority of the outstanding shares of Company common stock is required for approval of the amendment to the Articles. Directors are elected by a plurality of the votes; Directors receiving the most votes will be elected.
 Each such share is entitled to one vote. Shareholders do not have the right to accumulate votes for Directors. As of the Record Date, there were 3607 shareholders of record. As of the Record Date, officers, Directors, and principal shareholders of the Company, together with their affiliates, had beneficial ownership of 2,441,593 shares, of which 2,381,593 shares are entitled to vote. The shares held by officers, Directors and principal shareholders, which are entitled to be voted at the Meeting constitute
38.96 percent of the total outstanding shares, and 39.35% of the shares entitled to be voted at the Meeting.

METHOD OF COUNTING VOTES


     For purposes of determining a quorum, shares represented in person or by properly executed proxy, will be counted. An abstention from a given matter will not affect the presence of that shareholder as to determination of a quorum. Shares represented by properly executed proxy will be voted in accordance with the instructions on the proxy.

     An abstention with respect to a matter submitted to a vote of shareholders will not be counted for or against the matter. However, an abstention from approval of any matter requiring the affirmative vote aof a majority of outstanding shares eligible to be voted would have the effect aof a vote against the matter.

consequently, an abstention from the proposed amendment will not be counted as a vote in favor thereof, and will have the effect of a vote against the proposal. An abstention with respect to the election of directors will have no effect as a vote afor or against any nominee, because directors are elected by a plurality aof the votes cast.

     If a proxy is submitted in which no instructions are given, known as a broker non-vote if submitted by a nominee on behalf of the beneficial owner of the shares represented thereby, the shares represented thereby will be voted in the discretion of the proxy holders, except that the lack of instructions, or a broker non-vote will be treated as, and have the effect of, a vote in favor of the persons nominated by the Board of Directors to serve as Directors, and a vote in favor of the proposed reverse split and adoption of the amendment to the Articles.


RIGHTS OF DISSENTING SHAREHOLDERS

     As provided by Oregon Revised Statutes, Sections 60.551 through 60.594, a copy of which is attached as EXHIBIT C, certain shareholders of the Company have the right to dissent from the adoption of the proposed amendment to the Restated Articles of Incorporation and receive the fair value of their shares in lieu of the consideration otherwise issuable to them pursuant to the proposed Reverse Split, which value may be more or less than, or equal to, that received by non-dissenting shareholders. Any shareholder intending to exercise dissenters' rights is urged to review these provisions carefully so as to be in strict compliance with the requirements of state law. Only shareholders holding fewer than 500 shares as of the Record Date are entitled to dissent.

EACH OF THE STEPS PRESCRIBED BY OREGON LAW MUST BE TAKEN AS SPECIFIED OR DISSENTERS' RIGHTS MAY BE LOST. FAILURE TO CONFORM EXPRESSLY TO ALL CONDITIONS MAY RESULT IN LOSS OF RIGHTS.

  The following is only a summary of dissenting shareholders' rights:

     Any of the Company's shareholders desiring to dissent and receive payment for shares must: (i) deliver to the Company, prior to or at the Meeting before the vote is taken, written notice of intent to demand payment for shares if the transaction is consummated; (ii) not vote in favor of the resolution approving the Reverse Split and adoption of the Amendment to the Articles; and (iii) make proper written demand to the Company for payment within the time specified by the Company in its Notice to Dissenters following the vote on the proposed amendment to the Articles.
 The demand must be accompanied by the tender of share certificates properly endorsed. MERELY VOTING AGAINST THE RESOLUTION APPROVING THE REVERSE SPLIT AND ADOPTING THE RELATED AMENDMENT OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION IS NOT SUFFICIENT STATUTORY NOTICE OF A SHAREHOLDER'S DESIRE TO DISSENT TO MEET THIS DEMAND REQUIREMENT.

       A shareholder who returns an executed but unmarked proxy will be deemed to have voted in favor of the proposal and will therefore not be entitled to exercise Dissenters' Rights. A shareholder who abstains either by not returning a proxy or by marking "Abstain" on the proxy will preserve his or her Dissenters' Rights, if the other statutory procedures are followed.

     Following the effective date of the Reverse Split, or upon the making of a proper payment demand in accordance with the instructions in the Dissenters' Notice, dissenting shareholders who have complied with the conditions and procedures for dissenting from the proposed amendment to the Articles will receive in cash an amount equal to the Company's estimate of the fair value of each such dissenting shareholder's shares, plus any applicable accrued interest from the effective date of the Reverse Split. That amount may be more than, equal to, or less than the amount of consideration received by other shareholders in accordance with the proposed Reverse Split. Within 30 days of that payment or payment offer, a dissenting shareholder may notify the Company in writing of that shareholder's estimate of the fair value of that shareholder's shares and interest due, and demand payment of that amount less any previous payment by the Company, if (i) the shareholder believes that the Company's payment offer is less than the fair market value of shares or that the interest is not properly calculated; (ii) the Company has not made payment within 60 days of the date set for demanding payment;
or (iii) the Company has failed to complete the transaction and has not returned the dissenting shareholder's stock certificates within 60 days of the date set for demanding payment.

     If the Company and a dissenting shareholder do not agree on the amount to be paid for that shareholder's shares, the Company will, within 60 days of that shareholder's most recent demand described above, file a petition in Multnomah County, Oregon, Circuit Court, requesting the court to determine the fair value of the shares plus accrued interest thereon. The court may appoint one or more appraisers to recommend a decision. All dissenting shareholders whose demands for payment remain unsettled shall be made parties to this proceeding. The court will assess costs of the proceeding against the Company except for costs that may be assessed against dissenting shareholders who acted arbitrarily or not in good faith.
 The court may also award attorneys' and experts' fees in a manner it finds equitable. If the Company fails to initiate the above procedure within 60 days of the shareholder's demand, the Company is required by law to pay the amount set forth in the shareholder's demand.

     A shareholder may not dissent as to less than all of the shares registered in the shareholder's name; except a shareholder holding as a fiduciary shares registered in his or her name for the benefit of more than one beneficiary may dissent as to less than all of the shares registered in his or her name, provided that any dissent made as to a particular beneficiary is as to all of the shares held for that beneficiary by the fiduciary.

     Receipt of cash by dissenting shareholders for their shares will be treated, for federal income tax purposes, as a redemption of shares under
Section 302 of the Internal Revenue Code, and may be a taxable transaction. Any shareholder contemplating a demand for payment pursuant to statutory dissenters' rights is urged to consult with a competent tax advisor.

                         FINANCIAL AND OTHER INFORMATION
                         -------------------------------

     Enclosed with this Proxy Statement are copies of the Company's annual report to the Securities and Exchange Commission on Form 10-K, as amended, for the fiscal year ended December 31, 1994, and the quarterly report on Form 10-Q, as amended, for the nine months ended September 30, 1995. Additional copies of these reports can be obtained upon request to Teri E. Engel, Secretary, The Encore Group, Inc., 4800 SW Macadam Avenue, Suite 100, Portland, OR 97201.



     The following portions of the 1994 Annual Report on Form 10-K, as amended, are incorporated herein by reference: Consolidated Financial Statements for the fiscal years ended 1994, 1993, and 1992, including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations. Also incorporated herein by reference from the report on Form 10-Q, as amended, for the nine months ended September 10, 1995, are the Consolidated Financial Statements, including the notes thereto, and Management's discussion and Analysis of Financial Condition and Results of Operations for the nine months ended September 30, 1995 and 1994.



Portland, Oregon
_________________, 1996                   By Order of the Board of Directors

                                          Teri E. Engel, Corporate Secretary

                                  EXHIBIT INDEX


EXHIBIT
-------

   A      Proposed Amendment to the Restated Articles of Incorporation.

   B      Opinion of Columbia Financial Advisors, Inc.

   C      Oregon Revised Statutes 60.551 - 60.594

   D      Agreement between Encore Group, Inc. and Bruce L. Engel.

PROPOSED AMENDMENT                                            Exhibit A
                                                              ----------

     As proposed, Article V, Section (a) of the Company's Restated Articles would be amended to read in its entirety as follows:

          "(a) The aggregate number of shares which the corporation shall have the authority to issue is Fifty Five Thousand (55,000) shares divided into Fifty Thousand (50,000) shares of common stock and Five Thousand (5,000) shares of preferred stock.

          Except as provided herein, upon the filing of these Articles of Amendment, shares of common stock of the corporation then outstanding shall be canceled and converted into the right to receive in exchange therefor cash or new shares of common stock of the corporation as follows:

          (i) In the case of shares held of record as of _______, 1996, by any shareholder of record in an amount equal to or exceeding 500 shares, such shares shall be converted into the right to receive that number of new shares of common stock calculated by dividing the number of shares tendered for exchange by 500, with any fractional result rounded up to the next whole number.

          (ii) In the case of shares held of record as of _______, 1996, by any shareholder of record in an amount up to but not exceeding 499 shares, such shares shall be converted into and exchanged for the right to receive in exchange therefor, for a period not exceeding 60 days following the date of the filing of these Articles of Amendment (or such later date as determined by the Board of Directors at its sole discretion), cash in the amount of $0.10 per Old Share.

          (iii) Notwithstanding the right to receive cash is provided by subsection (a) (ii) above, in the case of shares held of record as of ________, 1996, by any shareholder of record in an amount up to but not exceeding 499 shares, such shares may be aggregated or combined with other shares to create a number of shares equal to or exceeding 500, and be tendered for exchange, for a period not exceeding 90 days following the date of the filing of these Articles of Amendment (or such later date as determined by the Board of Directors at its sole discretion), for such number of new shares of common stock calculated by dividing the number of shares tendered for exchange by 500, with any fractional result rounded up to the nearest whole number.

          For purposes of this exchange, shares held of record as of ______ ______, 1996, in the name of a broker/dealer or other nominee, shall be deemed to be held of record by the true beneficial owners of such shares.

          As of the date of the filing of these Articles of Amendment, unless and until tendered in exchange for new shares of common stock or cash, as the case may be, in accordance with this section (a), previously outstanding shares of common stock of the corporation shall have only the rights of exchange as set forth herein, and shall have no voting or other rights for any corporate purpose whatsoever.
     Unless and until certificates representing ownership of shares entitled to be exchanged for new shares of common stock in accordance with this section (a) are surrendered, no dividends or other distributions shall be paid with respect to such new shares. Upon exchange for certificates representing new shares, any dividends or other distributions which are declared and became payable with respect to such new shares shall be paid to the holder, without interest."

OPINION OF COLUMBIA FINANCIAL ADVISORS, INC.                      EXHIBIT B
                                                                  ---------


            Columbia Financial Advisors, Inc. (CFAI) was retained by The Encore Group, Inc. (Encore) to appraise the fair market value of the common stock of Encore for the purpose of Encore repurchasing its common stock as a result of a reverse stock split. CFAI is an independent business valuation and advisory firm. Its principal business is the valuation of businesses and business interests, including both privately held and publicly traded companies, for many different purposes, including mergers and acquisitions, gift and estate taxes, employee stock ownership plans, issuance of stock options, going public or private, corporate and partnership dissolutions, and other objectives. In arriving at its opinion, CFAI took into consideration the nature of the business and history of Encore, the economic outlook in general, the outlook for the battery and accessories industry in particular, Encore's earnings and cash flow for the past five years, the outlook for future earnings, the book value of the company, the company's financial condition, its dividend paying capacity, the existence of Encore's net operating loss carryforward, the historical trading prices of encore's stock, and prices at which public companies in related lines of business are selling. It is CFAI's opinion, that the fair market value of the common stock of Encore as of May 1995, was $.10 per share.

        /S/  Mary McCarter, ASA,CFA
             Principal

DISSENTERS' RIGHTS                                             EXHIBIT C
                                                               ---------


(Right to Dissent and Obtain Payment for Shares)

     60.551    DEFINITIONS FOR 60.551 TO 60.594. AS USED IN ORS 60.551 TO
60.594:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

     (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or if none, at the rate that is fair and equitable under all the circumstances.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder. [1987 c.52 Section 124; 1989 c.1040 Section 30]

     60.554 RIGHT TO DISSENT. (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:

     (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

     (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141; or

     (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of Directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudu-lent with respect to the shareholder or the corporation.

     (3) Dissenters' rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of share holders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide. 1987 c.52 Section 125; 1989 C.1040 Section 31;
1993 c.403 Section 91]

     60.557 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (1) A record share-holder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

     (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such share-holder has power to direct the vote. [1987 c.52 Section 126]

     (PROCEDURE FOR EXERCISE OF RIGHTS)

     60.561 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS 60.551 to
60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

     (2) If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in ORS 60.567. [1987 c.52
Section 127]

     60.564 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. [1987 c.52 Section 128]


     60.567 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.

     (2) The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:

     (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

     (e)   Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52
Section 129]

     60.571 DUTY TO DEMAND PAYMENT. (1) A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS
60.567 (2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1987 c.52 Section 130]

     60.574 SHARE RESTRICTIONS. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

     (2) The person for whom dissenters' rights are asserted as to uncertifica-ted shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 Section 131]

     60.577 PAYMENT. (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2)  The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c)   An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under ORS 60.587; and

     (e)  A copy of ORS 60.551 to 60.594. [1987 c.52 Section 132;
1987 c.579 Section 4]

     60.581 FAILURE TO TAKE ACTION. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 Section 133]

     60.584 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS 60.587. [1987 c.52 Section 134]

     60.587 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS 60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if.

     (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

     (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corpora-tion made or offered payment for the dissenter's shares.
[1987 c.52 Section 135]

     (JUDICIAL APPRAISAL OF SHARES)

     60.591 COURT ACTION. (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the circuit court of the count where a corporation's Principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding is entitled to judgment for:

     (a) The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

     (b) The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 Section 136]

     60.594 COURT COSTS AND COUNSEL FEES. (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceed-ing, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

     (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefitted. [1987 c.52
Section 137]

STOCK PURCHASE AGREEMENT                             EXHIBIT D
                                                     ---------


     This agreement (the "Agreement") is entered into as of _______________ , 1996, by and between The Encore Group, Inc. (the "Company") and Bruce L. Engel ("Engel").

     WHEREAS, the Company desires to effect a 1-for-500 reverse split of its common stock (the "Reverse Split") for the purpose of reducing the administrative costs related to shareholder matters;

     WHEREAS, the Company has proposed, as part of the Reverse Split, to pay shareholders holding up to 499 shares of record as of ______________, 1996, (the "Record Date") cash for their shares at the rate of $0.10 per share;

     WHEREAS, under Oregon law, the Reverse Split and resulting cash purchase of shares from shareholders holding fewer than 499 shares as of the record date gives rise to dissenters' rights under ORS 60.551 - 60.594 ("Dissenters' Rights"), pursuant to which the Company may be obligated to pay the fair value in cash to certain shareholders who perfect such Dissenters' Rights;

     WHEREAS, the Company's financial statements reflect total liabilities exceeding total assets, under which circumstance the distribution of cash to shareholders, either in accordance with the proposed Reverse Split or pursuant to Dissenters' Rights would be unlawful; and

     WHEREAS, Engel desires to accommodate the Company in completing the Reverse Split, and is willing to increase his share ownership of the Company.

     NOW THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, and in consideration of the mutual covenants set forth herein, the parties agree as follows:

                                    AGREEMENT

     1. PURCHASE OF SHARES. Engel agrees to purchase from each shareholder of the Company who, as of the Record Date is the owner of less than 500 shares, all shares of the Company's common stock held by such shareholder as of the Record Date which are tendered in accordance with the terms of the Reverse Split within 60 days (or such longer period as may be permitted by the Board of Directors of the Company) following the date on which the Articles of Amendment setting forth the terms of the Reverse Split are filed in the office of the Oregon Secretary of State (the "Effective Date"). Such shares shall be purchased at a price of $0.10 per share, payable within 90 days following the Effective Date.

     2. OBLIGATION TO DISSENTING SHAREHOLDERS. The Company hereby assigns, and Engel hereby assumes, the Company's rights and obligations to pay in cash the fair value of shares of the Company's common stock held of record as of the Record Date by shareholders who dissent from the adoption of the Articles of Amendment to effect the Reverse Split, who have properly perfected their right to such payment for their shares in accordance with ORS 60.551 - 60.594 ("Dis-senters"), and who have surrendered certificates representing such shares ("Dissenting Shares") in accordance with ORS
60.571 and the instructions given in the notice to Dissenters pursuant to ORS 60.567. "Fair Value" as used herein is the value of the Dissenting Shares as determined by the Company, or by judicial appraisal, as the case may be, in accordance with ORS 60.551 - 60.594. The Company's obligation assigned and assumed under this Section 2, to pay the Fair Value of dissenting shares, is exclusive; the Company does not assign, and Engel does not assume, any other liability or obligation of the Company which may arise in connection with the effectuation of the Reverse Split or the exercise of Dissenters' Rights related thereto.

     3. EXCHANGE OF PURCHASED SHARES. All shares purchased or deemed pur-chased by Engel pursuant to Sections 1 and 2 may be aggregated and combined by Engel, together or with such other shares as Engel may own as of the Record Date, and be tendered to the Company for exchange for new shares of common stock in accordance with the terms of the Reverse Split, provided that in the event more than 90 days has elapsed following the Effective Date, the Company shall grant Engel such additional time as is reasonably necessary to aggregate and combine shares acquired or deemed acquired in accordance with Section 2 and to tender such shares to the Company in exchange for new shares.

     4. INDEMNIFICATION. Except as provided in Sections 1 and 2, the Company shall indemnify and hold Engel harmless for any liability arising from this Agreement and the effectuation of the Reverse Split, including, without limita-tion, costs and expenses in connection with the exercise of Dissenters' Rights, notices to shareholders, appraisal expenses, and legal fees.

     5.   GENERAL PROVISIONS.

          a. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement will bind and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns.

          b. CAPTIONS. The headings to the various divisions of this Agree-ment are for reference purposes only and shall not be construed as affect-ing the meaning or interpretation of this Agreement.

          c. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon applicable to contracts made and to be performed in Oregon, without regard to conflicts of law principles thereunder.

          d. FINAL AND COMPLETE EXPRESSION. This Agreement and the various other documents executed in connection with it constitute the final and complete expression of the parties with respect to the transactions contemplated herein and replaces and supersedes any prior agreements, representations or understandings, whether written or oral. This Agreement may not be modified, altered, amended or superseded except by an agreement in writing signed by the party against whom such change is to be enforced.


          e. WAIVER. No waiver of any of the terms of this Agreement shall be effective unless acknowledged in writing by the party granting such waiver.No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision hereof, whether or not similar, nor shall any such waiver constitute a continuing waiver.

THE ENCORE GROUP



By:_____________________________      ____________________________________
                                        Bruce L. Engel

   _____________________________

                                 REVOCABLE PROXY

                               ENCORE GROUP, INC.
                         SPECIAL MEETING OF SHAREHOLDERS
                           __________________, 1996

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Kenneth L. Wright and Fred J. Kupel, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares of common stock of Encore Group, Inc. (the "Company") at the Special Meeting of shareholders to be held on _________________, 1996, and any adjournments thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1. ELECTION OF DIRECTORS.   [   ] FOR all nominees    [  ] WITHHOLD AUTHORITY
                            listed below (except as   to vote for all nominees
                            marked to the contrary    listed below
                            below)

(INSTRUCTION: To withhold authority to vote for any individual, strike a line through the nominee's name below.)

        Bruce L. Engel, Teri E. Engel, Robert G. Fligg, Fred J. Kupel, Kenneth L. Wright


2.   AMENDMENT OF RESTATED ARTICLES OF INCORPORATION.

     [   ]     FOR        [   ]     AGAINST     [   ]     ABSTAIN


3. OTHER MATTERS. At the discretion of the proxy holders on such other business as may properly come before the meeting and any adjournments thereof. A majority of the proxy holders present at the Annual Meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR ALL PROPOSALS LISTED ABOVE. The proxy holders may vote in their discretion as to other matters which may come before the meeting.

Dated: ____________________, 1996       _____________________________________


       [Attach Label Here]              _____________________________________

                                        PLEASE DATE AND SIGN EXACTLY AS NAME IS
                                        IMPRINTED HEREON, INCLUDING DESIGNATION
                                        AS EXECUTOR, TRUSTEE, ETC., IF APPLICA-
                                        BLE. A CORPORATION MUST SIGN ITS NAME BY
                                        THE PRESIDENT OR OTHER AUTHORIZED OFFI-
                                        CER.  ALL CO-OWNERS MUST SIGN.